Accountants' Consent


The Board of Directors
Synovus Financial Corp.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Synovus Financial Corp. of our report dated January 21, 1997, relating to the consolidated statements of condition of Synovus Financial Corp. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Synovus Financial Corp.



                                                     /s/KPMG PEAT MARWICK LLP
                                                     KPMG PEAT MARWICK LLP

Atlanta, Georgia
July 8, 1997











                                 Exhibit 23.1